Exhibit 99.1
Kraton Corporation Announces Third Quarter 2019 Results
HOUSTON, October 23, 2019 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global specialty chemicals company that manufactures styrenic block copolymers, specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products, announces financial results for the quarter ended September 30, 2019.
THIRD QUARTER 2019 SUMMARY

▪	Third quarter consolidated net income of $20.9 million, compared to $43.3 million in the third quarter of 2018.

▪	Third quarter consolidated Adjusted EBITDA(1) of $80.1 million, down 18.8% compared to the third quarter of 2018.

▪	Polymer segment operating income of $18.3 million, down 59.3% compared to Q3 2018, and Adjusted EBITDA(1) of $50.3 million, down 11.8% compared to $57.0 million in the third quarter of 2018.

▪	Average segment unit margins improved compared to Q3 2018.

•	Chemical segment operating income of $19.8 million, down 27.9% compared to Q3 2018, and Adjusted EBITDA(1) of $29.8 million, down 28.6% compared to $41.6 million in the third quarter of 2018.

▪	During the third quarter of 2019 the Chemical segment closed its first commercial sale of its next generation low-color Rosin Ester formulation.

•	During the third quarter, consolidated debt was reduced by $61.2 million and consolidated net debt(1) was reduced by $80.6 million ($52.1 million excluding the effect of foreign currency).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except percentages and per share amounts)
Revenue	$444,221	$523,105	$1,395,912	$1,563,892
Polymer segment operating income	$18,269	$44,899	$62,498	$137,930
Chemical segment operating income	$19,834	$27,495	$66,908	$79,406
Consolidated net income	$20,915	$43,277	$77,925	$51,234
Adjusted EBITDA (non-GAAP)(1)	$80,056	$98,651	$271,548	$292,900
Adjusted EBITDA margin (non-GAAP)(2)(3)	18.0%	18.9%	19.5%	18.7%
Diluted earnings per share	$0.58	$1.31	$2.26	$1.53
Adjusted diluted earnings per share (non-GAAP)(1)	$0.52	$1.02	$2.99	$2.49
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	For the nine months ended September 30, 2019, Adjusted EBITDA margin adjusted for lost revenues from Hurricane Michael would be 19.3%.
“As previously disclosed, deterioration in macroeconomic fundamentals driving softer demand in China, broader Asia, and Europe had a direct impact on weaker than expected results for the third quarter of 2019. As a result, Kraton’s consolidated Adjusted EBITDA for the third quarter was $80.1 million, down 18.8% compared to the third quarter of 2018,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.
The further weakening of demand in China, broader Asia and Europe in the third quarter of 2019 impacted sales volume for the Polymer segment, while unit margins were resilient. Polymer segment Adjusted EBITDA was $50.3 million for the third quarter, down 11.8% compared to the third quarter of 2018. The decrease was primarily driven by lower sales into paving and roofing applications in our Performance Polymers business associated with market conditions that included high customer inventory levels resulting from a delayed start to the paving & roofing season, as well as lower sales into lubricant additive applications in the Specialty Polymers business attributable to an ongoing inventory management program by a significant customer. These factors were partially offset by an 18.9% increase in CariflexTM sales volume, associated with increased sales into surgical glove applications. Although Polymer segment sales volume fell below third quarter 2018 levels, unit margins were strong, and the Adjusted EBITDA margin for the Polymer segment was 19.2%, an improvement of 140 basis points compared to the third quarter of 2018.
Weaker global demand fundamentals and the compounding effect of significant declines in Asian market pricing for gum rosin and gum turpentine led to a more difficult operating environment for the Chemical segment during the third quarter. Third quarter 2019 Adjusted EBITDA for the Chemical segment was $29.8 million, down 28.6% compared to the third quarter of 2018. Performance Chemicals sales volume was down 15.0% compared to the third quarter of 2018 reflecting weakness in demand for Tall Oil Rosin and lower sales of Tall Oil Fatty Acid upgrades, principally into mining, oilfield demand, and automotive applications. Sales volume for Adhesives was down 7.5% compared to the third quarter of 2018 on weaker demand for Rosin Esters in global adhesive markets and weaker market conditions and demand in road marking applications. During the third quarter, demand was lower in aroma markets, which impacted sales for certain upgraded products in the Crude Sulfate Turpentine chain. Specifically to address competition with hydrocarbon based C5 tackifiers, during the third quarter Kraton realized its first commercial sales of a newly developed, low-color Rosin Ester formulation.
“Despite weaker than anticipated operating results in the third quarter of 2019, cash generation remained positive, and we reduced consolidated net debt by $81 million in the quarter, or by $52 million excluding the effect of foreign currency. Our focus remains on debt reduction and we expect to continue to further reduce outstanding indebtedness during the fourth quarter. On a full-year basis we are now targeting a reduction in consolidated net debt of $120 - $140 million, excluding the effect of foreign currency and activity under our share repurchase authorization. In this difficult environment we are actively managing costs and optimizing cash generation, while continuing our innovation efforts to drive market growth, particularly with respect to new bio-based products being introduced within our Chemical segment and we are realizing success in driving new innovation-based HSBC product offerings for our customers, notably in North America,” remarked Fogarty.
“Sustainability is at the core of our values, strategy and products. Kraton’s pine chemical product offering is a real and cost competitive alternative to hydrocarbons while delivering a sustainable solution to our customers. Likewise, our polymer portfolio provides compelling alternatives to non-recyclable materials in various industrial applications. Our goal and focus is to continue to deliver innovation led growth and demonstrate to our customers the value of our sustainable product offerings. Despite significant societal demand for our industry to advance renewable solutions, we continue to see our industry defaulting to hydrocarbon-based and non-recyclable solutions. It is therefore incumbent on us, as a leading supplier of sustainable solutions, to continue advancing our renewable offerings in terms of both cost and quality. In doing so, we believe the ultimate consumer will value Kraton’s sustainable offerings,” said Fogarty.

Polymer Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except percentages)
Performance Products	$141,267	$179,684	$422,539	$506,151
Specialty Polymers	$70,986	$99,349	256,483	311,657
Cariflex	$49,241	$41,818	141,117	130,319
Other	99	114	370	59
Polymer Segment Revenue	$261,593	$320,965	$820,509	$948,186

Operating income	$18,269	$44,899	$62,498	$137,930
Adjusted EBITDA (non-GAAP)(1)	$50,304	$57,008	$158,635	$170,469
Adjusted EBITDA margin (non-GAAP)(2)	19.2%	17.8%	19.3%	18.0%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q3 2019 VERSUS Q3 2018 RESULTS
Revenue for the Polymer segment was $261.6 million for the three months ended September 30, 2019 compared to $321.0 million for the three months ended September 30, 2018. The decrease was driven by lower sales volumes and lower average sales prices resulting from lower raw material costs. Sales volumes of 75.8 kilotons for the three months ended September 30, 2019 declined 10.0% compared to the three months ended September 30, 2018 sales volumes of 84.2 kilotons. Performance Products sales volumes decreased 9.8% due to weaker paving and roofing demand. Specialty Polymers sales volumes decreased 18.9% primarily from a previously announced inventory management program by a significant lubricant additives customer and lower demand in Asia and Europe, partially offset by higher innovation-led volume in North America. Cariflex sales volumes increased 18.9% primarily from higher latex sales into surgical glove applications. The negative effect from changes in currency exchange rates between the periods was $3.3 million.
For the three months ended September 30, 2019, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $50.3 million compared to $57.0 million for the three months ended September 30, 2018. The decline in Adjusted EBITDA was due to lower sales volumes as noted in the aforementioned weaker paving and roofing season, a previously announced inventory management program by a significant lubricant additives customer, coupled with lower demand in Asia and Europe, partially offset by higher innovation-led volume in North America. This was partially offset by higher sales volumes in the Cariflex product group. The effect from changes in currency exchange rates between the periods was immaterial. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except percentages)
Adhesives	$64,391	$73,781	$198,785	$220,907
Performance Chemicals	105,367	118,193	337,766	355,947
Tires	12,870	10,166	38,852	38,852
Chemical Segment Revenue	$182,628	$202,140	$575,403	$615,706

Operating income	$19,834	$27,495	$66,908	$79,406
Adjusted EBITDA (non-GAAP)(1)	$29,752	$41,643	$112,913	$122,431
Adjusted EBITDA margin (non-GAAP)(2)(3)	16.3%	20.6%	19.6%	19.9%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	For the nine months ended September 30, 2019, Adjusted EBITDA margin adjusted for lost revenues from Hurricane Michael would be 19.3%.
Q3 2019 VERSUS Q3 2018 RESULTS
Revenue for the Chemical segment was $182.6 million for the three months ended September 30, 2019 compared to $202.1 million for the three months ended September 30, 2018. The decrease in revenue was attributable to lower sales volumes and pricing in rosin end markets such as adhesives and road marking. These results were related to softness in gum rosin Asian pricing, which declined by 20.0% in the third quarter of 2019. Sales volumes were 93.1 kilotons for the three months ended September 30, 2019, a decrease of 12.8 kilotons or 12.1%, due to a decline in the rosin and upgrade derivatives is attributable to weak demand globally for adhesives and road markings applications. Price remained under pressure from competitive alternative pricing in gum rosin and hydrocarbons. In addition, sales in the TOFA and derivatives were negatively impacted by weakness in mining, oilfield demand, and automotive applications. The revenue decline resulted in a 15.0% and 7.5% decrease in Performance Chemicals and Adhesives sales volumes, respectively, partially offset by a 2.4% increase in Tires sales volumes. The negative effect from changes in currency exchange rates between the periods was $3.8 million.
For the three months ended September 30, 2019, the Chemical segment generated $29.8 million of Adjusted EBITDA (non-GAAP) compared to $41.6 million for the three months ended September 30, 2018. The decrease in Adjusted EBITDA was primarily driven by lower sales volumes and rosin ester pricing, and to a lesser degree higher average raw material costs. The negative effect from changes in currency exchange rates between the periods was $0.1 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the nine months ended September 30, 2019, consolidated net debt (total debt less cash) decreased by $59.1 million compared to December 31, 2018.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt (non-GAAP) and consolidated net debt (non-GAAP):

	September 30, 2019	June 30, 2019	December 31, 2018
	(In thousands)
Kraton debt	$1,401,027	$1,456,625	$1,441,614
KFPC(1)(2) loans	104,328	109,931	125,501
Consolidated debt	1,505,355	1,566,556	1,567,115

Kraton cash	77,047	58,650	79,251
KFPC(1) cash	6,213	5,204	6,640
Consolidated cash	83,260	63,854	85,891

Consolidated net debt	$1,422,095	$1,502,702	$1,481,224

Effect of foreign currency on consolidated net debt	32,331	3,800
Consolidated net debt excluding effect of foreign currency	$1,454,426	$1,506,502
Effect of share buyback program	(10,000)	(5,000)
Consolidated net debt excluding effect of foreign currency and share buyback program	$1,444,426	$1,501,502
__________________________________________________

(1)	Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

OUTLOOK
Market fundamentals including demand in China and broader Asia, as well as in Europe and North America, weakened notably as the third quarter of 2019 progressed. Based upon our expectation that market conditions will not improve for the balance of the year, we now expect full year 2019 Adjusted EBITDA to be 10-15% below the lower end of our previous guidance range of $370 to $390 million.
On a full-year basis we now expect to reduce consolidated net debt by $120 to $140 million, excluding the effect of foreign currency and activity under our share repurchase authorization.
With regard to the strategic review of our CariflexTM business, the process is still ongoing, and we are targeting completion of the review process within the next few weeks.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction costs and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. We have not reconciled consolidated net debt guidance to debt due to high variability and difficulty in making accurate forecasts and projections that are impacted by future decisions and actions. The actual amount of such reconciling items will have a significant impact if they were included in our Adjusted EBITDA and net debt. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding U.S. GAAP measures is not available without unreasonable effort.

USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share and, Consolidated Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the first-in, first-out (“FIFO”) basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings (Loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt: We define consolidated net debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses consolidated net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using consolidated net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the FX effect on the Euro Tranche of our Term Loan.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, October 24, 2019 at 9:00 a.m. (Eastern Time) to discuss third quarter 2019 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on October 24, 2019 through 1:59 a.m. (Eastern Time) on November 25, 2019. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-480-3547 (toll free) or 203-369-1551 (toll).

ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global specialty chemicals company that manufactures styrenic block copolymers, specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, roads, construction, metalworking fluids and lubricants, inks, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including, but not limited to, our expectations with respect to full-year 2019 Adjusted EBITDA results, 2019 consolidated net debt reduction, the impact to us of global market conditions, and the timeline of our strategic review of our Cariflex business.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; natural disasters and weather conditions; limitations in the availability of raw materials; competition in Kraton's end-use markets; fluctuations in global tariffs and logistics costs, and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersede such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$444,221	$523,105	$1,395,912	$1,563,892
Cost of goods sold	342,942	368,844	1,058,429	1,091,844
Gross profit	101,279	154,261	337,483	472,048
Operating expenses:
Research and development	10,367	10,597	31,091	31,868
Selling, general, and administrative	32,272	36,150	111,623	116,848
Depreciation and amortization	34,804	35,117	98,230	105,633
Gain on insurance proceeds	(14,250)	—	(32,850)	—
(Gain) loss on disposal of fixed assets	(17)	3	(17)	363
Operating income	38,103	72,394	129,406	217,336
Other income (expense)	4,235	(740)	3,559	(2,960)
Gain (loss) on extinguishment of debt	—	—	210	(79,921)
Earnings of unconsolidated joint venture	102	100	363	357
Interest expense, net	(19,214)	(20,143)	(57,494)	(74,835)
Income before income taxes	23,226	51,611	76,044	59,977
Income tax benefit (expense)	(2,311)	(8,334)	1,881	(8,743)
Consolidated net income	20,915	43,277	77,925	51,234
Net income attributable to noncontrolling interest	(2,222)	(928)	(5,356)	(1,743)
Net income attributable to Kraton	$18,693	$42,349	$72,569	$49,491
Earnings per common share:
Basic	$0.59	$1.33	$2.28	$1.55
Diluted	$0.58	$1.31	$2.26	$1.53
Weighted average common shares outstanding:
Basic	31,486	31,459	31,603	31,381
Diluted	31,823	31,834	31,914	31,810

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$83,260	$85,891
Receivables, net of allowances of $614 and $784	212,387	198,046
Inventories of products, net	407,317	410,640
Inventories of materials and supplies, net	32,119	30,843
Prepaid expenses	12,253	10,156
Other current assets	23,651	29,980
Total current assets	770,987	765,556
Property, plant, and equipment, less accumulated depreciation of $646,242 and $597,785	932,649	941,476
Goodwill	771,739	772,886
Intangible assets, less accumulated amortization of $279,639 and $246,648	335,238	362,038
Investment in unconsolidated joint venture	11,577	12,070
Debt issuance costs	293	1,170
Deferred income taxes	5,955	10,434
Long-term operating lease assets, net	69,925	—
Other long-term assets	26,143	29,074
Total assets	$2,924,506	$2,894,704
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$56,784	$45,321
Accounts payable-trade	161,848	182,153
Other payables and accruals	104,597	100,695
Due to related party	17,564	20,918
Total current liabilities	340,793	349,087
Long-term debt, net of current portion	1,417,794	1,487,298
Deferred income taxes	132,496	127,827
Long-term operating lease liabilities	52,594	—
Other long-term liabilities	161,063	182,893
Total liabilities	2,104,740	2,147,105

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,707 shares issued and outstanding at September 30, 2019; 31,917 shares issued and outstanding at December 31, 2018	317	319
Additional paid in capital	390,207	385,921
Retained earnings	485,955	420,597
Accumulated other comprehensive loss	(94,209)	(91,699)
Total Kraton stockholders' equity	782,270	715,138
Noncontrolling interest	37,496	32,461
Total equity	819,766	747,599
Total liabilities and equity	$2,924,506	$2,894,704

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$77,925	$51,234
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	98,230	105,633
Lease amortization	17,164	—
Amortization of debt original issue discount	808	1,938
Amortization of debt issuance costs	3,501	4,571
(Gain) loss on disposal of property, plant, and equipment	(17)	363
(Gain) loss on extinguishment of debt	(210)	79,921
Earnings from unconsolidated joint venture, net of dividends received	80	188
Deferred income tax provision	8,604	3,581
Release of uncertain tax positions	(17,739)	—
Gain on insurance proceeds of capital expenditures	(3,948)	—
Share-based compensation	8,158	7,620
Decrease (increase) in:
Accounts receivable	(19,682)	(63,068)
Inventories of products, materials, and supplies	(5,550)	(47,393)
Other assets	4,295	8,065
Increase (decrease) in:
Accounts payable-trade	(16,187)	5,869
Other payables and accruals	(20,715)	(19,057)
Other long-term liabilities	(12,317)	(2,584)
Due to related party	(3,634)	(292)
Net cash provided by operating activities	118,766	136,589
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(76,298)	(66,047)
KFPC purchase of property, plant, and equipment	(319)	(1,592)
Purchase of software and other intangibles	(7,274)	(4,630)
Gain on insurance proceeds	3,948	—
Net cash used in investing activities	(79,943)	(72,269)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	57,941	731,540
Repayments of debt	(67,251)	(796,863)
KFPC proceeds from debt	33,262	24,918
KFPC repayments of debt	(53,147)	(48,084)
Capital lease payments	(126)	(785)
Purchase of treasury stock	(12,727)	(6,051)
Proceeds from the exercise of stock options	1,642	3,133
Settlement of interest rate swap	—	2,584
Debt issuance costs	—	(11,113)
Net cash used in financing activities	(40,406)	(100,721)
Effect of exchange rate differences on cash	(1,048)	(1,143)
Net decrease in cash and cash equivalents	(2,631)	(37,544)
Cash and cash equivalents, beginning of period	85,891	89,052
Cash and cash equivalents, end of period	$83,260	$51,508

KRATON CORPORATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			18,693			42,349
Net income attributable to noncontrolling interest			2,222			928
Consolidated net income			20,915			43,277
Add (deduct):
Income tax benefit			2,311			8,334
Interest expense, net			19,214			20,143
Earnings of unconsolidated joint venture			(102)			(100)
Other income (expense)			(4,235)			740
Operating income	18,269	19,834	38,103	44,899	27,495	72,394
Add (deduct):
Depreciation and amortization	14,982	19,822	34,804	17,554	17,563	35,117
Other income (expense)	(502)	4,737	4,235	(958)	218	(740)
Earnings of unconsolidated joint venture	102	—	102	100	—	100
EBITDA (a)	32,851	44,393	77,244	61,595	45,276	106,871
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	1,672	244	1,916	689	(177)	512
Hurricane related costs (c)	—	2,220	2,220	—	—	—
Hurricane reimbursements (d)	—	(13,841)	(13,841)	—	—	—
KFPC startup costs (e)	3,019	—	3,019	—	—	—
Sale of emissions credits (f)	—	(4,601)	(4,601)	—	—	—
Non-cash compensation expense	2,659	—	2,659	2,495	—	2,495
Spread between FIFO and ECRC	10,103	1,337	11,440	(7,771)	(3,456)	(11,227)
Adjusted EBITDA	50,304	29,752	80,056	57,008	41,643	98,651
__________________________________________________

(a)	We finalized our claim associated with Hurricane Michael during the third quarter of 2019. We received proceeds of $14.3 million, which is included in EBITDA as a gain on insurance.

(b)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(c)
Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $1.4 million of costs incurred during the nine months ended September 30, 2019. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold. The Hurricane Dorian direct costs are limited to the three months ended September 30, 2019 and will not continue into the fourth quarter of 2019.

(d)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

(e)	Startup costs related to the joint venture company, KFPC.

(f)	We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$72,569			$49,491
Net income attributable to noncontrolling interest			5,356			1,743
Consolidated net income			77,925			51,234
Add (deduct):
Income tax (benefit) expense			(1,881)			8,743
Interest expense, net			57,494			74,835
Earnings of unconsolidated joint venture			(363)			(357)
(Gain) loss on extinguishment of debt			(210)			79,921
Other income (expense)			(3,559)			2,960
Operating income	$62,498	$66,908	$129,406	$137,930	$79,406	$217,336
Add (deduct):
Depreciation and amortization	43,296	54,934	98,230	52,914	52,719	105,633
Other income (expense)	(1,547)	5,106	3,559	(3,600)	640	(2,960)
Gain (loss) on extinguishment of debt	210	—	210	(79,921)	—	(79,921)
Earnings of unconsolidated joint venture	363	—	363	357	—	357
EBITDA (a)	104,820	126,948	231,768	107,680	132,765	240,445
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	4,781	808	5,589	2,062	(963)	1,099
(Gain) loss on extinguishment of debt	(210)	—	(210)	79,921	—	79,921
Hurricane related costs (c)	—	15,025	15,025	—	—	—
Hurricane reimbursements (d)	—	(26,561)	(26,561)	—	—	—
KFPC startup costs (e)	3,019	—	3,019	897	—	897
Sale of emissions credits (f)	—	(4,601)	(4,601)	—	—	—
Non-cash compensation expense	8,158	—	8,158	7,620	—	7,620
Spread between FIFO and ECRC	38,067	1,294	39,361	(27,711)	(9,371)	(37,082)
Adjusted EBITDA	$158,635	$112,913	$271,548	$170,469	$122,431	$292,900
__________________________________________________

(a)
Included in EBITDA is a $32.9 million gain on insurance, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael.

(b)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(c)
Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $14.2 million of costs incurred during the nine months ended September 30, 2019. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold. The Hurricane Dorian direct costs are limited to the three months ended September 30, 2019 and will not continue into the fourth quarter of 2019.

(d)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

(e)	Startup costs related to the joint venture company, KFPC.

(f)	We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Diluted Earnings Per Share	$0.58	$1.31	$2.26	$1.53
Transaction, acquisition related costs, restructuring, and other costs (a)	0.04	0.02	0.13	0.03
(Gain) loss on extinguishment of debt	—	—	(0.01)	1.89
Hurricane related costs (b)	0.15	—	0.55	—
Hurricane reimbursements (c)	(0.44)	—	(0.83)	—
KFPC startup costs (d)	0.04	—	0.04	0.01
Sale of emissions credits (e)	(0.14)	—	(0.14)	—
Spread between FIFO and ECRC	0.29	(0.31)	0.99	(0.97)
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.52	$1.02	$2.99	$2.49
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)
Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $14.2 million of costs incurred during the nine months ended September 30, 2019. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold. The Hurricane Dorian direct costs are limited to the three months ended September 30, 2019 and will not continue into the fourth quarter of 2019.

(c)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

(d)	Startup costs related to the joint venture company, KFPC.

(e)	We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

POLYMER SEGMENT RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gross profit	$58,478	$90,205	$191,230	$281,482

Add (deduct):
KFPC startup costs (a)	3,019	—	3,019	—
Non-cash compensation expense	159	149	489	457
Spread between FIFO and ECRC	10,103	(7,771)	38,067	(27,711)
Adjusted gross profit (non-GAAP)	$71,759	$82,583	$232,805	$254,228

Sales volume (kilotons)	75.8	84.2	229.8	249.5
Adjusted gross profit per ton	$947	$981	$1,013	$1,019
__________________________________________________

(a)	Startup costs related to the joint venture company, KFPC.